Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Calamos Asset Management, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-120036) of Calamos Asset Management, Inc. of our report dated March 3, 2008, with respect to the consolidated statements of financial position of Calamos Asset Management, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2007, 2006 and 2005, which report appears in the December 31, 2007, Annual Report on Form 10-K of Calamos Asset Management, Inc.
/s/ KPMG
Chicago, Illinois
March 3, 2008